[EXHIBIT 5.1 TO COLONIAL ENERGY'S
               REGISTRATION STATEMENT ON FORM S-4]


                       Palmer & Dodge LLP
            One Beacon Street, Boston, MA  02108-3190

                                        Telephone: (617) 573-0100
                                        Facsimile: (617) 227-4420



                                   March 5, 1998

Colonial Energy
40 Market Street
Lowell, Massachusetts  01852

     Re:  Issuance of Shares of Beneficial Interest in
          Connection with the Formation of a Holding
          Company Structure for Colonial Gas Company

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4 (the "Registration Statement") in the form being filed by Colonial Energy, a Massachusetts business trust with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of up to 8,707,497 shares of beneficial interest of Colonial Energy, $3.33 par value per share (the "Colonial Energy Common Shares"), in connection with a merger that will cause Colonial Energy to become the parent holding company of Colonial Gas Company, a Massachusetts corporation.

     We have acted as counsel for Colonial Energy in connection with the proposed issue and sale of the Colonial Energy Common Shares. We are familiar with the proceedings taken by Colonial Energy in respect thereof and have examined originals or certified or attested copies of such certificates, records and documents as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that:

     1. Colonial Energy is a business trust validly organized and existing under the laws of the Commonwealth of Massachusetts and has the power to carry on the business which it is now conducting.

     2. The Colonial Energy Common Shares have been duly authorized for issuance by appropriate action under Colonial Energy's Declaration of Trust and, upon approval of the Merger by the stockholders of each constituent corporation as described in the Agreement and Plan of Merger contained in Appendix B to the Proxy Statement/Prospectus which is included in the Registration Statement and approval of the Merger by the Massachusetts Department of Telecommunications and Energy, the Colonial Energy Common Shares, when issued in accordance with the terms of the Agreement and Plan of Merger, will be validly issued, fully paid and nonassessable.

     We express no opinion as to matters of law in jurisdictions other than the Commonwealth of Massachusetts and the federal law of the United States, and express no opinion as to the applicability of the so-called "blue sky" or securities laws of the several states, including Massachusetts.

     We understand that this opinion is to be used in connection with the above-referenced Registration Statement and consent to the filing of this opinion with and as part of said Registration Statement and the use of our name therein and in the related Proxy Statement/Prospectus under the caption "Legal Opinions".


                                   Very truly yours,



                               /s/ Palmer & Dodge LLP


            [END OF EXHIBIT 5.1 TO COLONIAL ENERGY'S
               REGISTRATION STATEMENT ON FORM S-4]